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                                                                  Exhibit 4.5(a)

                                MIDWAY GAMES INC.

                            1998 STOCK INCENTIVE PLAN

                                    ARTICLE I

                               Purpose of the Plan

     The 1998 Stock Incentive Plan (the "Plan") is intended to provide a method whereby eligible employees of Midway Games Inc. (the "Company") and its Subsidiaries ("Employees" as such term is hereinafter defined) may be encouraged to acquire a proprietary interest in the Company and whereby such individuals may realize benefits from any increase in the value of the shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company; to provide Employees with greater incentive and to encourage their continued provision of services to the Company; and, generally, to promote the interests of the Company and all of its stockholders. Under the Plan, shares of Common Stock may be purchased and options to purchase Common Stock may be issued and exercised on the terms and subject to the conditions hereinafter set forth. Capitalized terms are defined in Article XIV hereof.

                                   ARTICLE II

                           ADMINISTRATION OF THE PLAN

     SECTION 1. Subject to the authority as described herein of the Board of Directors of the Company (the "Board"), the Plan shall be administered by the Stock Option Committee of the Board (the "Committee") which is composed of at least two members of the Board who are Non-Employee Directors. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of its members shall be fully enforceable and effective as if it had been made by a majority vote at a meeting duly called and held. Subject to any applicable provisions of the Plan, all determinations by the Committee or by the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Committee or the Board, shall be final, conclusive and binding on all Persons, including the Company and its stockholders, employees and optionees.

     SECTION 2. All authority delegated to the Committee pursuant to the Plan, may also be exercised by the Board. Subject to the foregoing, in the event of any conflict or inconsistency between determinations, orders, resolutions or other actions of the Committee and the Board, the actions of the Board shall control.

     SECTION 3. With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.



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                                   ARTICLE III

                     EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall be effective as of November 24, 1998 and shall terminate on November 23, 2008. Such termination will not affect any option then outstanding.

                                   ARTICLE IV

                            ELIGIBILITY OF RECIPIENTS

     Any Employee who is an Employee on the date that his duly executed Subscription Agreement in the form annexed hereto is delivered to the Company shall be eligible to participate in the Plan.

                                    ARTICLE V

                          ISSUANCE OF STOCK AND OPTIONS

     SECTION 1. Subscription Agreements will only be accepted during offering periods which shall commence and terminate on such dates prior to November 23, 2008 as the Committee shall from time to time determine (each such period referred to herein as an "Offering Period"). Subject to the conditions and limitations in the Plan, during an Offering Period, each eligible Employee may subscribe for the purchase of up to the number of whole shares of Common Stock (subject to the provisions of Section 4 of this Article) that equals 1.5 multiplied by the Employee's Base Compensation divided by the closing price of the Common Stock on the New York Stock Exchange on the last day of the Offering Period, rounded down to the nearest share. The Subscription Agreement shall specify a dollar amount which does not exceed 1.5 multiplied by such Base Compensation, and the subscriber shall deliver a check to the Company for such amount, together with the executed Subscription Agreement. For each share of Common Stock purchased during an Offering Period under the Plan (a "Purchased Share"), options to purchase three additional shares, subject to the Plan, shall be issued to the purchaser together with the shares purchased.

     SECTION 2. The shares and options to be issued under the Plan shall be made available, at the discretion of the Committee, either from the authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased by the Company in the open market or otherwise obtained. No option shall be issued unless and until the optionee accepts and agrees to the terms of the option agreement evidencing the option in the form prescribed by the Committee.

     SECTION 3. Subject to the provisions of Article X hereof, the aggregate number of Purchased Shares and shares underlying options issued together with such Purchased Shares shall not exceed 3,000,000 (750,000 Purchased Shares and 2,250,000 shares underlying options). Purchased Shares and options which are canceled, lapse or are otherwise terminated shall be available for reissuance under the Plan.

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     SECTION 4. If the total number of Purchased Shares (and shares underlying accompanying options) subscribed for (and not withdrawn) by all eligible Employees during an Offering Period exceeds the number of Purchased Shares which the Committee has determined may be purchased during that Offering Period under the Plan, the number of shares and options issued to each subscriber shall be reduced pro rata, to the extent necessary to avoid issuing more than the number of Purchased Shares and options authorized to be issued during such Offering Period hereunder, in the same ratio as the number of shares authorized to be issued during such Offering Period bears to the total number of shares of Common Stock subscribed for, and each subscriber's Purchased Shares shall be rounded down to the nearest share.

     SECTION 5. On the next business day after the end of an Offering Period, the Company shall notify each subscriber of the purchase price of the shares of Common Stock. Unless the subscriber shall withdraw his or her subscription by the end of the business day following such notice, he or she shall be deemed to have irrevocably confirmed the subscription. If a subscriber shall cease to be an Employee during an Offering Period, he or she will be deemed to have elected to withdraw, and his or her Subscription Agreement shall be void. No subscriber shall have any right to withdraw his or her subscription except as set forth in this Section.

     SECTION 6. As soon as practicable after the end of an Offering Period and the one day withdrawal period described in Section 5 of this Article, the Company shall also confirm to each subscriber the number of Purchased Shares issued pursuant to his or her Subscription Agreement. The Company shall promptly cash the subscribers' check and issue in the name of each subscriber stock certificates representing his or her Purchased Shares and an instrument evidencing his or her options. If there has been a pro-rata reduction in the number of shares to be issued, the Company shall promptly refund the appropriate overpayment amounts to the subscribers and issue in the name of each subscriber stock certificates representing such subscriber's Purchased Shares and an instrument evidencing his or her options. The certificates and instruments evidencing Purchased Shares and stock options issued under this Section 6 shall be retained in escrow by the Company for a period of six months after the end of the applicable Offering Period, at which time they shall be delivered to the subscriber.

                                   ARTICLE VI

                           RESALE OF PURCHASED SHARES

     SECTION 1. Until the expiration of six months after the end of the applicable Offering Period, subscribers may not (i) sell any Purchased Shares or contract to do so, (ii) have a short position in or any put or other option to dispose of any shares of Common Stock; or (iii) enter into any other transaction directly or indirectly involving Common Stock intended to reduce the economic risk of investment in the Purchased Shares.

     SECTION 2. The Purchased Shares have been listed for trading on the New York Stock Exchange. If at any time the further listing, registration or qualification of the Purchased Shares upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the resale of the Purchased Shares, however, the Purchased Shares may not be resold unless such listing, registration, qualification, consent or approval shall have been effected or obtained. Unless, at the time of resale, there shall be in effect as to the Purchased Shares a registration statement under the Act, a holder who intends to sell Purchased Shares shall deliver a

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certification (a) acknowledging that such Purchased Shares may be "restricted securities" as defined in Rule 144 promulgated under the Act; and (b) containing such holder's agreement that such Purchased Shares may not be sold or otherwise disposed of except in compliance with applicable provisions of the Act. The Company agrees to use its best efforts to register the Purchased Shares under the Act and to keep a resale prospectus available for use by any holder for whom such prospectus is required to permit such holder to sell Purchased Shares.

                                   ARTICLE VII

                            PURCHASE PRICE OF OPTIONS

     The purchase price per share of Common Stock under options issued under the Plan shall be the closing price of the Common Stock on the New York Stock Exchange on the last day of the applicable Offering Period.

                                  ARTICLE VIII

                               EXERCISE OF OPTIONS

     SECTION 1. Each purchaser's options issued under the Plan shall terminate ten years after the last day of the applicable Offering Period and shall vest one year after the last day of the applicable Offering Period, if the optionee is then an Employee.

     SECTION 2. A person electing to exercise an option then exercisable shall give written notice to the Company of such election and of the number of shares of Common Stock such person has elected to purchase. A person exercising an option shall at the time of purchase tender the full purchase price of such shares, which tender, except as provided in Section 3 of this Article, shall be made in cash or cash equivalent (which may be such person's personal check) or, to the extent permitted by applicable law, in shares of Common Stock already owned by such person (which shares shall be valued for such purpose on the basis of their closing price on the New York Stock Exchange on the date of the exercise), or in any combination thereof; provided, however, that payment in shares of common stock already owned shall not be permitted unless the chief financial officer of the Company determines that such payment will not require the Company to recognize a compensation expense under applicable accounting rules. In the event of payment in shares of Common Stock already owned, such shares shall be appropriately endorsed for transfer to the Company. The Company shall have no obligation to deliver shares of Common Stock pursuant to the exercise of any option, in whole or in part, until such payment in full of the purchase price therefor is received by the Company. No optionee, or legal representative, legatee or distributee of such optionee, shall be or be deemed to be a holder of any shares of Common Stock subject to such option or entitled to any rights of a stockholder of the Company in respect of any shares of Common Stock covered by such option until such shares have been paid for in full and issued or delivered by the Company.

         SECTION 3. In order to assist an optionee in the exercise of an option issued under the Plan, the Committee may, in its discretion, authorize, either at the time of the issuance of the option or thereafter (a) the extension of a loan to the optionee by the Company, (b) the payment by the optionee of the purchase price of the Common Stock in installments, (c) the guarantee by the Company of a loan obtained by the optionee from a third party or (d) make such other reasonable arrangements to facilitate the exercise of

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options in accordance with applicable law. The Committee shall authorize the terms of any such loan, installment payment arrangement or guarantee, including the interest rate, which shall be not less than the rate of interest from time to time imputed under Section 483 of the Code, and terms of repayment thereof, and shall cause the instrument evidencing any such option to be amended, if required, to provide for any such extension of credit. Loans, installment payment arrangements and guarantees may be authorized without security, and the maximum amount of any such loan or guarantee shall be the purchase price of the Common Stock being acquired, plus related interest payments.

     SECTION 4. Each option shall be subject to the requirement that if at any time the Board shall in its discretion determine that the listing, registration or qualification of the shares of Common Stock subject to such option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of such option or the issuance or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to the Board. Unless at the time of exercise of an option and the issuance of Common Stock so purchased, there shall be in effect as to such Common Stock a registration statement under the Act, the holder of such option shall deliver a certification (a) acknowledging that such shares of Common Stock may be "restricted securities" as defined in Rule 144 promulgated under the Act; and
(b) containing such optionee's agreement that such Common Stock may not be sold or otherwise disposed of except in compliance with applicable provisions of the Act. In the event that the Common Stock is then listed on a national securities exchange, the Company shall use its best efforts to cause the listing of the shares of Common Stock subject to options upon such exchange. The Company agrees to use its best efforts to register the shares of Common Stock issuable upon exercise of options granted hereunder and to keep a resale prospectus available for use by any stockholder for whom such prospectus is required to permit such holder to sell such shares.

     SECTION 5. The Company may establish appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of options or any other matters under the Plan, and to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

                                   ARTICLE IX

                           TRANSFERABILITY OF OPTIONS

     No option issued under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the optionee except to the extent specifically permitted by the Committee as specified in the instrument evidencing the option as the same may be amended from time to time. Any such attempted assignment, transfer, pledge or other disposition other than as heretofore provided shall be without effect.


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                                    ARTICLE X

                             ADJUSTMENTS OF OPTIONS

     SECTION 1. New option rights may be substituted for the options issued under the Plan, or the Company's duties as to options outstanding under the Plan may be assumed, by a corporation other than the Company, or by a parent or subsidiary of the Company or such corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or other similar corporate transaction in which the Company is involved. Notwithstanding the foregoing or the provisions of this Article, in the event such corporation, or parent or subsidiary of the Company or such corporation, does not substitute new option rights for, and substantially equivalent to, the options issued hereunder, or assume the options issued hereunder, the options issued hereunder shall terminate and thereupon become null and void (i) upon dissolution or liquidation of the Company, or similar occurrence, (ii) upon any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be a surviving entity or (iii) upon a transfer of substantially all of the assets of the Company or more than 80% of the outstanding Common Stock in a single transaction; provided, however, that each optionee shall have the right immediately prior to or concurrently with such dissolution, liquidation, merger, consolidation, acquisition, separation, reorganization or other similar corporate transaction, to exercise any unexpired option issued hereunder whether or not then exercisable.

     SECTION 2. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other corporate transaction or event affects the shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which options may be issued and any limitations set forth in the Plan, (ii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding options and (iii) the exercise price with respect to any option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding option including, if necessary, the termination of such an option. Without limiting the generality of the foregoing, any such adjustment shall be deemed to have prevented any dilution and enlargement of an optionee's rights if such optionee receives in any such adjustment rights which are substantially similar (after taking into account the fact that the optionee has not paid the applicable exercise price) to the rights the optionee would have received had he exercised his outstanding options and become a stockholder of the Company immediately prior to the event giving rise to such adjustment.

     SECTION 3. Adjustments required under this Article shall also be deemed to increase by a like number the aggregate number of shares authorized for purchase pursuant to options issued under the Plan.

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                                   ARTICLE XI

                          PRIVILEGES OF STOCK OWNERSHIP

     No optionee shall be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued and delivered to him or her.

                                   ARTICLE XII

                            TERMINATION OF EMPLOYMENT

     SECTION 1. In the event that an optionee shall cease to be an Employee by voluntarily terminating his or her employment without the written consent of such optionee's employer, or if such employer shall terminate such employment for cause, the option held by such optionee shall terminate forthwith.

     SECTION 2. If the holder of an option shall voluntarily cease to be an Employee with the written consent of such holder's employer, which written consent expressly sets forth a statement to the effect that options which are exercisable on the date of such termination shall remain exercisable, or if the optionee ceases to be an Employee for reasons other than cause, such optionee may exercise his or her option to the extent exercisable at the time of such termination, at any time prior to the expiration of three months after such termination or the date of expiration of the option as fixed at the time of issuance, whichever shall first occur. Options issued under the Plan to Employees shall not be affected by any change in the position of employment so long as the holder thereof continues to be an Employee.

     SECTION 3. Except as otherwise provided in this Section, all outstanding options held by an Employee or a permitted transferee shall become immediately exercisable in the event of such Employee's death or a Change of Control of the Company. In the case of an Employee's death, such options may be exercised within one year after the date of such death, but not later than the expiration of the option, solely in accordance with all of the terms and conditions of the Plan by the optionee's personal representatives or by the person or persons to whom the optionee's rights under the option shall pass by will or by the applicable laws of descent and distribution. In the case of a Change of Control such options shall be exercisable in accordance with all of the terms and conditions of the Plan except that the vesting provisions of Section 1 of
Article VIII shall not apply other than as provided in the next sentence. Anything herein to the contrary notwithstanding, no option shall be exercisable after death or Change of Control if the optionee has not remained an Employee for the shorter of (i) one year after the last day of the applicable Offering Period and (ii) the period between the last day of the applicable Offering Period and the date of death or Change of Control.

                                  ARTICLE XIII

                               AMENDMENTS TO PLAN

     The Board may at any time amend or modify the Plan; provided, however, that no such amendment or modification shall, without the written consent of an optionee, adversely affect any rights or obligations under any option theretofore issued to such optionee under the Plan.

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                                   ARTICLE XIV

                                   DEFINITIONS

     For the purposes of this Plan, the following terms have the meanings indicated:

     Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     Base Compensation: means all base straight time gross earnings, including commissions, overtime, shift premium and bonuses, but excluding other compensation for such 12 month period as shall be designated by the Committee.

     Board: Such term is defined in Article II, Section 1 hereof.

     Change of Control: Shall be deemed to have occurred if, after November 24, 1998, individuals who presently constitute the Board or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who were either on the Board on November 24, 1998 or are such recommended successors cease for any reason to constitute at least a majority of the Board.

     Code: The Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

     Committee: Such term is defined in Article II, Section 1 hereof.

     Common Stock: Such term is defined in Article I hereof.

     Company: Such term is defined in Article I hereof.

     Employee: Such term includes any officer of the Company, any salaried executive, managerial, professional, administrative or other employee of the Company or a Subsidiary of the Company and any person listed on Schedule 1 hereto. Such term also includes an employee on approved leave of absence provided such employee's right to continue employment with his or her employer upon expiration of such employee's leave of absence is guaranteed either by statute or by contract.

     1934 Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     Non-Employee Director: Any director of the Company who is a Non-Employee Director as that term is defined in Rule 16b-3 promulgated under the 1934 Act.

     Offering Period: Such term is defined in Article V, Section 1 hereof.

     Person: Such term has the meaning ascribed to it under the 1934 Act.

     Purchased Share: Such term is defined in Article V, Section 1 hereof.

     Plan: Such term is defined in Article I hereof and includes all amendments hereof.

     Subsidiary: A "Subsidiary Corporation" of the Company, as defined in
Section 424 of the Code.

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                                   Schedule 1

                                 Daniel Calmeyn
                               John M. Cuccurullo
                              Patrick E. Delahanty
                               Kenneth J. Fedesna
                                 Daniel Galarde
                                Donald E. Hassler
                               Sarah A. Highlander
                                Myrna D. Martinez
                                  Thomas Murphy
                                 Kathleen Pabian
                                 Debra Silkwood
                                 Ronald Sommers

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